Exhibit 99.1

HighPoint Resources Corporation Commences Voluntary Chapter 11 Proceedings with Votes from More

Than 99% of Voting Stakeholders to Accept the Prepackaged Plan

DENVER, March 14, 2021—(GLOBE NEWSWIRE)—HighPoint Resources Corporation (“HighPoint” or the “Company”) (NYSE: HPR) today announced that it has filed voluntary petitions under Chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Court”) to effectuate the previously announced prepackaged plan of reorganization (the “Prepackaged Plan”) and consummate the transactions pursuant to the Agreement and Plan of Merger, dated as of November 9, 2020, by and among Bonanza Creek Energy, Inc. (“Bonanza Creek”), HighPoint and Boron Merger Sub, Inc. (the “Merger Agreement”). The Prepackaged Plan implements the merger and restructuring transactions contemplated under the Merger Agreement and TSA (as defined below).

As previously announced, the conditions to Bonanza Creek’s exchange offer for HighPoint Operating Corporation’s 7.0% Senior Notes due October 15, 2022 (the “2022 Notes”) and 8.75% Senior Notes due June 15, 2025 (the “2025 Notes” and, together with the 2022 Notes, the “HighPoint Senior Notes”) were not satisfied at the expiration time of the exchange offer. However, in response to HighPoint’s solicitation of votes from holders of the HighPoint Senior Notes to accept or reject the Prepackaged Plan, over 99% in aggregate principal amount of the HighPoint Senior Notes and over 90% of the holders of the HighPoint Senior Notes that voted on the Prepackaged Plan voted to accept the Prepackaged Plan. In response to HighPoint’s solicitation of votes from its stockholders to accept or reject the Prepackaged Plan, over 99% of the HighPoint stock that was voted on the Prepackaged Plan voted to accept the Prepackaged Plan. In addition, at a special meeting of Bonanza Creek’s stockholders, over 99% of the Bonanza Creek stock that was voted on the issuance of Bonanza Creek common stock in connection with the merger voted in favor of the issuance. The consummation of the Prepackaged Plan will be subject to confirmation by the Court in addition to other conditions set forth in the Prepackaged Plan, the Merger Agreement, the Transaction Support Agreement, dated as of November 9, 2020, by and among HighPoint, HighPoint Operating Corporation, Fifth Pocket Production, LLC, certain consenting holders of the 2022 Notes and 2025 Notes, and certain consenting HighPoint stockholders (the “TSA”), and related transaction documents.

HighPoint has filed customary motions with the Court seeking a variety of “first-day” relief, including authority to pay owner royalties, employee wages and benefits, and certain vendors and suppliers in the ordinary course for goods and services provided.

Additional information regarding the Chapter 11 Cases, including Court filings, is available at https://dm.epiq11.com/highpoint. Questions should be directed to the Company’s claims agent, Epiq Corporate Restructuring, by email to highpointinfo@epiqglobal.com or by phone at 855-914-4726 (toll free) or 503-520-4495 (international toll).

The entities included in the filing are: HighPoint Resources Corporation, HighPoint Operating Corporation and Fifth Pocket Production, LLC.

Advisors

Kirkland & Ellis LLP is serving as legal advisor, Tudor, Pickering, Holt & Co. / Perella Weinberg Partners are serving as financial advisor, and AlixPartners, LLP is serving as restructuring advisor to HighPoint. Evercore is serving as financial advisor and Vinson & Elkins LLP is serving as legal advisor to Bonanza Creek. Akin Gump LLP is serving as legal advisor to an informal group of HighPoint noteholders that have signed the TSA. J.P. Morgan Securities LLC also served as an advisor to HighPoint.

About HighPoint Resources Corporation

HighPoint Resources Corporation (NYSE: HPR) is a Denver, Colorado based company focused on the development of oil and natural gas assets located in the Denver-Julesburg Basin of Colorado. Additional information about HighPoint may be found on its website at www.hpres.com.

Forward-Looking Statements and Cautionary Statements

Certain statements in this news release concerning the Chapter 11 Cases, including any statements regarding the expected timetable for completion of the Chapter 11 Cases, the results, effects, benefits and synergies of the transactions contemplated by the Merger Agreement, future opportunities for the combined company, future financial performance and condition, guidance and any other statements regarding HighPoint’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements based on assumptions currently believed to be valid. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995.

Whether actual results and developments will conform with HighPoint’s expectations and predictions is subject to a number of risks and uncertainties, including, but not limited to, risks attendant to the bankruptcy process, including HighPoint’s ability to obtain court approvals with respect to motions filed or other requests made to the Court throughout the course of the Chapter 11 Cases, the outcomes of court rulings and the Chapter 11 Cases in general and the length of time that the Company may be required to operate in bankruptcy; the effects of the Chapter 11 Cases, including increased legal and other professional costs necessary to effectuate the Prepackaged Plan, on the Company’s liquidity (including the availability of operating capital during the pendency of the Chapter 11 Cases), results of operations or business prospects; the actions and decisions of creditors, regulators and other third parties that have an interest in the Chapter 11 Cases, which may interfere with the ability to confirm and consummate the Prepackaged Plan; and the effects of the Chapter 11 Cases on the interests of various constituents. Expectations regarding business outlook of the combined business, including changes in revenue, pricing, capital expenditures, cash flow generation, strategies for our operations, oil and natural gas market conditions, legal, economic and regulatory conditions, and environmental matters are only forecasts regarding these matters.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. HighPoint does not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Company contact: Larry C. Busnardo, Vice President, Investor Relations, 303-312-8514